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CONTACT: Kevin Kuryla, RCN Investor Relations, 609-720-5863


                 RCN COMPLETES SALE OF NON-STRATEGIC NEW JERSEY
                         CABLE SYSTEMS FOR $245 MILLION


PRINCETON, NJ -February 19, 2003--RCN Corporation (Nasdaq: RCNC) announced today that it had completed its sale of its central New Jersey cable systems to Patriot Media & Communications CNJ, LLC, a new company funded by the highly regarded private equity firm Spectrum Equity Investors and long-time cable entrepreneur Steve Simmons, who will serve as Chairman and CEO. The approximately $245 million cash sale, first announced on August 27, 2002, will give Patriot ownership of systems currently in operation in 31 communities in Somerset, Morris, Mercer and Hunterdon counties, serving approximately 80,000 subscribers. The incumbent system became part of RCN in October 1997 through a spinout from the former C-TEC Corporation.

"This sale is very positive for our investors as well as our core business. We started RCN with the goal of building fiber optic telecommunication networks in 7 to 10 of the largest cities in America. We inherited the central New Jersey systems, which are best owned by someone who can continue to invest the capital to provide the services its subscribers deserve. Steve Simmons has committed Patriot to do that. RCN can now use the proceeds of the sale to invest in our other markets," said RCN Chairman and CEO, David C. McCourt.

RCN has upgraded over 25% of the central New Jersey systems, including Hillsborough and Franklin Townships and Millstone Borough. As part of the sale agreement, Patriot committed to RCN and the New Jersey Board of Public Utilities to complete the rebuild of the central New Jersey systems.

Simmons is an experienced cable operator with an outstanding reputation for customer service. He has owned and operated more than 50 cable systems serving approximately 350,000 subscribers in 20 states.

"We are looking forward to serving the customers of central New Jersey," said Patriot CEO Steve Simmons. "This is a highly desirable area for cable and high speed modem service and we are very pleased that the transaction has been completed so smoothly."

Morgan Stanley and Communications Equity Associates served as financial advisors to RCN on this transaction.

About RCN
RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

About Patriot Media & Communications, LLC
Patriot Media & Communications, LLC, is engaged in the buying and operating of cable television systems. Headed and partly owned by noted cable TV veteran Steve Simmons, it is dedicated to providing advanced services such as high-speed data and digital programming along with the very best of customer service to cable subscribers. The primary investor in Patriot is Spectrum Equity Investors, a private equity firm specializing in media and communications investments, with capital under management of $3 billion. Patriot is continuing to aggressively seek other cable acquisitions.